Exhibit 4(a)

SECURITY BENEFIT LIFE INSURANCE COMPANY

FLEXIBLE PREMIUM DEFERRED VARIABLE
ANNUITY CONTRACT

Security Benefit Life Insurance Company’s Promise

In consideration of the attached Application and the Purchase Payment(s) Received by Security Benefit Life Insurance Company (“SBL”), SBL will pay the benefits of this Contract according to its terms.

Legal Contract

PLEASE READ YOUR CONTRACT CAREFULLY.  It is a legal Contract between you, the Owner and us, SBL. The Contract's table of contents is on page 2.

Free Look Period-Right to Cancel

If for any reason the Owner is not satisfied with this Contract, the Owner may return it to SBL, or to the insurance producer through whom it was purchased, within 15 days from the date of receipt.  If this Contract is a replacement Contract, the Owner may return it to SBL within 30 days from the date of receipt, or any longer period as may be required by the law of the state where the Contract is issued. If returned, this Contract shall be deemed void from the beginning and SBL will refund the “Free Look Amount,” as specified in the Contract Specifications, as of the date SBL Receives the Contract.

Signed for SBL on the Contract Date.

Secretary	President

A BRIEF DESCRIPTION OF THIS CONTRACT

This is a FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT.

*	INVESTMENT EXPERIENCE IS REFLECTED IN BENEFITS

*	VARIABLE AND FIXED BENEFIT ACCUMULATION; VARIABLE AND FIXED ANNUITY PAYMENTS

*	DEATH BENEFIT PROCEEDS ARE PAYABLE BEFORE THE ANNUITY START DATE

*	THIS CONTRACT IS NON-PARTICIPATING

*	BENEFITS WAIVING SURRENDER CHARGES IN CERTAIN CIRCUMSTANCES AVAILABLE

Benefits and values provided by this Contract may be on a variable basis.  Amounts directed into one or more of the Subaccounts will reflect the investment experience of those Subaccounts. These amounts may increase or decrease and are not guaranteed as to dollar amount. (See “Contract Value Provisions” and “Annuity Benefit Provisions” for details.)

Security Benefit Life Insurance Company One Security Benefit Place, Topeka, KS 66636-0001 1-800-888-2461

Telephone Number of State Insurance Department Where Contract is Issued:  [     ]

[Form ID No.]

TABLE OF CONTENTS

CONTRACT SPECIFICATIONS	3	Separate Account Contract Value	21
KEY TERMS	9	Accumulation Value	21
GENERAL PROVISIONS	14	Net Investment Factor	21
The Contract	14	Determining Accumulation Units	22
Compliance	14	CHARGES, EXPENSES AND DEDUCTIONS	23
Misstatement of Age or Sex	14	Surrender Charge	23
Evidence of Survival	14	Mortality and Expense Risk Charge	23
Incontestability	14	Administration Charge	23
Assignment	14	Contract Fee	23
Ownership of Assets	15	Rider Charges	23
Separate Account	15	Premium Tax	24
Subaccounts	15	Mutual Fund Expenses	24
Transfers	16	WITHDRAWAL PROVISIONS	25
Claims of Creditors	16	Withdrawals	25
Basis of Values	16	Free Withdrawals	25
Participation	17	Partial Withdrawals	25
Statements	17	Systematic Withdrawals	26
Delay of Payment and Transfers	17	Withdrawal Value	26
Loans	17	DEATH BENEFIT PROVISIONS	27
OWNERSHIP, ANNUITANT AND BENEFICIARY PROVISIONS	18	Death Benefit	27
Ownership	18	Proof of Death	27
Joint Ownership	18	Distribution Rules	27
Annuitant	18	ANNUITY BENEFIT PROVISIONS	29
Primary and Contingent Beneficiaries	18	Annuity Start Date	29
Ownership and Beneficiary Changes	18	Change of Annuity Start Date	29
PURCHASE PAYMENT PROVISIONS	19	Annuity Options	29
Purchase Payments	19	Annuity Start Amount	30
Purchase Payment Limitations	19	Fixed Annuity Payments	30
Purchase Payment Allocation	19	Variable Annuity Payments	30
Place of Payment	19	Annuity Tables	30
CONTRACT VALUE PROVISIONS	20	Annuity Payments	31
Contract Value	20	Annuity Units	31
Fixed Account Contract Value	20	Annuity Unit Value	32
Fixed Account Interest Crediting	20	Alternate Annuity Option Rates	32

CONTRACT SPECIFICATIONS – GENERAL INFORMATION

OWNER NAME: [Jane Doe]	CONTRACT NUMBER: [123456789]
JOINT OWNER NAME: [John Doe]	CLASS: [B] [L]
ANNUITANT NAME: [Jane Doe]	CONTRACT DATE: [ ]
ANNUITANT DATE OF BIRTH: [ ]	ANNUITY START DATE: [ ]
ANNUITANT’S SEX: [Female]	QUALIFIED/NON-QUALIFIED: [Qualified] [Non-Qualified]
PRIMARY BENEFICIARY NAME: [Jenny Doe]	ASSIGNABILITY: [This Contract may be assigned]
CONTINGENT BENEFICIARY NAME: [Jerry Doe]	ANNUITY OPTION SELECTED: [Annuity Option 1-6]

SEPARATE ACCOUNT	[ ]
MINIMUM INITIAL PURCHASE PAYMENT	$[10,000]
AMOUNT OF INITIAL PURCHASE PAYMENT	$[10,000]
MINIMUM SUBSEQUENT PURCHASE PAYMENT*	$[1,000]

*SBL reserves the right to change the Minimum Subsequent Purchase Payment after the Contract Date. SBL reserves the right to limit subsequent Purchase Payments, including the right to suspend or discontinue accepting Purchase Payments and limit the amount of Purchase Payments that can be made any time after the first Contract Year.  See “Purchase Payment Provisions – Purchase Payments Limitations” in the Contract.

MINIMUM ACCOUNT BALANCE	$[2,000] [5,000]
MAXIMUM TOTAL PURCHASE PAYMENTS	$[1,000,000] without SBL’s approval
MAXIMUM TRANSFERS PER CONTRACT YEAR	[14] (additional Transfers may be permitted by SBL)
MINIMUM DOLLAR LIMIT PER TRANSFER	$[500]
MINIMUM ACCOUNT ALLOCATION	$[25]
MINIMUM PARTIAL WITHDRAWAL	$[500]
MINIMUM SYSTEMATIC WITHDRAWAL AMOUNT	$[100]
MAXIMUM OWNER AGE	[80]
MAXIMUM ANNUITANT AGE	[80]
EARLIEST ANNUITY START DATE	[7th Contract Anniversary]
LATEST ANNUITY START DATE ANNUITANT’S BIRTHDAY	[ ] birthday of the oldest Annuitant
LATEST ANNUITY START DATE CONTRACT ANNIVERSARY	[ ] Contract Anniversary
FREE LOOK AMOUNT	[Return of Premium] [Return of Account Value]

SURRENDER CHARGE (as a percentage of Purchase Payment Withdrawn)
Age of Purchase Payment in Years	[0	1	2	3	4	5	6	7+]	[0	1	2	3	4+]
Surrender Charge	[8%	7%	6%	5%	4%	3%	2%	0%]	[8%	7%	6%	5%	0%]

MORTALITY AND EXPENSE RISK CHARGE (as a percentage of the Subaccounts’ average daily net assets)
Prior to the Annuity Start Date	[0.50 – 2.50]%
After the Annuity Start Date	[0.50 – 2.50]%

ADMINISTRATION CHARGE (as a percentage of the Subaccounts’ average daily net assets)
[0.15 – 0.75]% Annually
CONTRACT FEE $[0 – 150] Annually	WAIVER THRESHOLD AMOUNT $[50,000]
BASIS OF ANNUITY TABLES	2012 Individual Annuity Reserving Mortality Table
ASSUMED INTEREST RATE	[3.5]% Annually

CONTRACT SPECIFICATIONS – GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER INFORMATION

This Contract Specifications page provides information on the Guaranteed Lifetime Withdrawal Benefit (“GLWB”) Rider selected under the Contract.

RIDER CHARGES
GLWB Rider Charge
(as a percentage of the GLWB Rider Benefit Base)		[0.50]% - [2.50]% annually. The GLWB Rider Charge will not increase for the life of the Rider.]

RIDER INFORMATION
Minimum Age of Owner on Rider Start Date		[50]
Maximum Age of Owner on Rider State Date		[80]
Final Roll-up Anniversary		The earlier of (i) the [10th] Anniversary of the Rider Start Date or (ii) the first Contract Anniversary after the Owner’s (or Annuitant’s, if there is a non-natural Owner) [85th] birthday
Growth Factor		[3] –[10]%
Minimum Income Phase Start Age		[59½]
Benefit Percentage	Attained Age of Covered or Joint Covered Person	Benefit Percentage
		Single Life	Joint Life
	[59½ – 64 ]	[4.00]%	[3.50]%
	[65 – 74]	[5.00]%	[4.50]%
	[75 – 79]	[5.50]%	[5.00]%
	[80+]	[6.00]%	[5.50]%

CONTRACT SPECIFICATIONS – RETURN OF PREMIUM DEATH BENEFIT RIDER INFORMATION

This Contract Specifications page provides information on the Return of Premium Death Benefit (“ROP”) Rider.

RIDER CHARGES
ROP Rider Charge (as a percentage of the ROP Rider Benefit Base)	[0.05]% - [0.60]% annually. The ROP Rider Charge will not increase for the life of the Rider.]

CONTRACT SPECIFICATIONS – AVAILABLE SUBACCOUNTS
(NO GLWB RIDER SELECTED)

This Contract Specifications page provides information on the Subaccounts that are currently available to you under your Contract if you have not elected the Guaranteed Lifetime Withdrawal Benefit (“GLWB”) Rider.  Contracts without the GLWB Rider may allocate Purchase Payments and Contract Value to any or all available Subaccounts, including the Subaccounts designated as GLWB Subaccounts.  In addition, Purchase Payments and Contract Value may be allocated to the Fixed Account, if it is available under the Contract.  (See “Contract Specifications – Fixed Account Availability and Information”).

Please note that SBL may add, remove or modify Subaccounts in accordance with the Contract.

SUBACCOUNTS:

ALPS/Alerian Energy Infrastructure
American Century VP Ultra®
American Century VP Value
American Funds IS® Asset Allocation
American Funds IS® Global Growth
American Funds IS® International
American Funds IS® Managed Risk Asset Allocation
American Funds IS® Managed Risk Blue Chip Income-Growth
American Funds IS® Managed Risk Growth-Income
American Funds IS® New World
BlackRock Global Allocation V.I.
BlackRock iShares® Alt Strats VI III
BlackRock iShares® Dynamic Allocation VI III
ClearBridge Variable Aggressive Growth
Deutsche Alternative Asset Allc VIP
Dreyfus IP MidCap Stock
Dreyfus IP Small Cap Stock index
Dreyfus IP Technology Growth
Franklin Income VIP Fund
Franklin Mutual Global Discovery VIP Fund
Guggenheim VIF Floating Rate Strategies
Guggenheim VIF Global Managed Futures Strategy
Guggenheim VIF High Yield
Guggenheim VIF Long Short Equity
Guggenheim VIF Multi-Hedge Strategies
Guggenheim VIF StylePlus Mid Growth
Guggenheim VIF StylePlus Small Growth
Guggenheim VIF Total Return Bond
Ibbotson Aggressive Growth ETF Asset Allocation
Ibbotson Balanced ETF Asset Allocation
Ibbotson Conservative ETF Asset Allocation
Ibbotson Growth ETF Asset Allocation
Ibbotson Income and Growth ETF Asset Allocation
Invesco V.I. American Value
Invesco V.I. Comstock
Invesco V.I. Equity and Income
Invesco V.I. Global Real Estate
Invesco V.I. Government Securities
Invesco V.I. International Growth
Invesco V.I. Mid Cap Growth
Invesco V.I. S&P 500 Index

Ivy Funds VIP Asset Strategy
JPMorgan Insurance Trust Intrepid MidCap Portfolio
JPMorgan Insurance Trust Small Cap Core Portfolio
JPMorgan Insurance Trust US Equity Portfolio
Lord Abbett Series Bond-Debenture VC
Lord Abbett Series Developing Growth VC
Neuberger Berman AMT M/C Intrinsic Value
Oppenheimer Core Bond Fund/VA
Oppenheimer Global Fund/VA
Oppenheimer International Growth Fund/VA
PIMCO VIT All Asset
PIMCO VIT Commodity Real Return Strategy
PIMCO VIT Emerging Markets Bond
PIMCO VIT Real Return
Putnam VT Investors
Putnam VT Small Cap Value
Templeton Foreign VIP Fund
Templeton Global Bond VIP Fund
TOPS® Aggressive Growth ETF Investor
TOPS® Balanced ETF Investor
TOPS® Conservative ETF Investor
TOPS® Growth ETF Investor
TOPS® Managed Risk Balanced ETF Investor
TOPS® Managed Risk Growth ETF Investor
TOPS® Managed Risk Moderate Growth ETF Investor
TOPS® Moderate Growth ETF Investor

CONTRACT SPECIFICATIONS – AVAILABLE SUBACCOUNTS
(GLWB RIDER SELECTED)

This Contract Specifications page provides information on the Subaccounts that are currently available to you under your Contract if you have elected the Guaranteed Lifetime Withdrawal Benefit (“GLWB”) Rider.  Contracts with a GLWB Rider may only allocation Purchase Payments and Contract Value to Subaccounts designated as “GLWB Subaccounts.”  The Fixed Account is not available.  If you elect the GLWB Rider on a Contract Anniversary, you will be required to Transfer all Contract Value to one or more GLWB Subaccounts upon election.  In addition, once your Contract has a GLWB Rider, you may Transfer Contract Value only among the Subaccounts that are designated as GLWB Subaccounts.  Please note that SBL may add, remove or re-designate GLWB Subaccounts in accordance with the Contract. Upon advance notice from us, If you do not timely move your assets out of a Subaccount that loses its designation as a GLWB Subaccount, SBL will terminate your GLWB Rider.

GLWB SUBACCOUNTS:

American Funds IS® Managed Risk Asset Allocation
American Funds IS® Managed Risk Blue Chip Income-Growth
American Funds IS® Managed Risk Growth-Income
TOPS® Managed Risk Balanced ETF Investor
TOPS® Managed Risk Growth ETF Investor
TOPS® Managed Risk Moderate Growth ETF Investor

CONTRACT SPECIFICATIONS – FIXED ACCOUNT
AVAILABILITY AND INFORMATION

This Contract Specifications page provides information on the Fixed Account, including whether it is available to you under your Contract.

AVAILABILITY OF FIXED ACCOUNT:
[Available] [Unavailable]

FIXED ACCOUNT INFORMATION:
Current Interest Rate	[ ]% of Fixed Account Contract Value
Guaranteed Minimum Interest Rate (for the duration of the Contract)	[ ]% of Fixed Account Contract Value

KEY TERMS

Account

Refers to any Subaccount and/or the Fixed Account.

Accumulation Unit

The unit of measure used to compute Separate Account Contract Value.

Annuitant

The person, who you name, on whose life Annuity Payments may be determined.  The Annuitant as of the Contract Date is shown in the Contract Specifications.

Annuity Option

Each option available for Annuity Payments. The Annuity Option selected by the Owner as of the Contract Date is shown in the Contract Specifications.

Annuity Payments

The series of payments that will be made according to the provisions of the Annuity Option selected.

Annuity Start Amount

The amount applied to an Annuity Option on the Annuity Start Date.

Annuity Start Date

The date, elected by the Owner, on which Annuity Payments begin.  The Annuity Start Date elected by the Owner as of the Contract Date is shown in the Contract Specifications.

Annuity Unit

The unit of measure used to compute Variable Annuity Payments.

Application

The attached application, which was completed and submitted by the Owner and Received by SBL to purchase this Contract.

Automatic Transfers

Transfers among the Subaccounts and the Fixed Account made automatically through dollar cost averaging or asset reallocation programs administered by SBL.  SBL may discontinue, modify or suspend Automatic Transfers at any time upon written notice.

Beneficiaries

The Designated Beneficiary is the person or Non-Natural Person who is designated by the Owner to receive the Death Benefit if the Owner dies prior to the Annuity Start Date, or Annuity Payments (if any) after the Annuity State Date.  For information about the Primary and Contingent Beneficiaries under the Contract, please see “Ownership, Annuitant and Beneficiary Provisions—Primary and Contingent Beneficiaries.”  The Primary Beneficiary and the Contingent Beneficiary as of the Contract Date are shown in the Contract Specifications.

Code

Internal Revenue Code of 1986, as amended.

Contract Anniversary

Each anniversary of the Contract Date.

Contract Date

The date the Contract begins.  The Contract Date is shown in the Contract Specifications.

Contract Quarter

Each of the four three-month periods that comprise a Contract Year.

Contract Value

At a given time, the sum of all amounts allocated to the Subaccounts and the Fixed Account under this Contract.

Contract Year

The first Contract Year is the annual period which begins on the Contract Date and ends on the last calendar day before the first Contract Anniversary.  Subsequent Contract Years begin on subsequent Contract Anniversaries.

Current Interest Rate

The applicable rate of interest credited to Fixed Account Contract Value.  SBL declares new rates of interest from time to time.  If the Fixed Account is available under your Contract, the Current Interest Rate as of the Contract Date is shown in the Contract Specifications.

Fixed Account

An account that is part of SBL’s General Account and, if available, to which Contract Value may be allocated.  SBL guarantees that it will credit interest on Fixed Account Contract Value at an annual rate at least equal to the Guaranteed Minimum Interest Rate set forth in the Contract Specifications.  The Contract Specifications indicate whether the Fixed Account is available under your Contract.

Fixed Account Contract Value

The sum of your amounts allocated to the Fixed Account.

Fixed Annuity Payment

An Annuity Payment or any portion thereof for which SBL guarantees the dollar amount.

Free Withdrawals

Withdrawals you may make each Contract Year that are not subject to a Surrender Charge.

General Account

SBL’s general investment account which supports its annuity and insurance obligations. The General Account’s assets include all of SBL’s assets with the exception of the Separate Account and SBL’s other segregated asset accounts.

Good Order

All the requirements SBL deems necessary to execute any transaction pursuant to the terms of this Contract must be complete and Received by SBL at its Home Office.  Instructions must be sufficiently clear so that SBL does not need to exercise any discretion to follow such instructions.

Guarantee Period

Current Interest Rates are fixed for rolling periods of one or more years, referred to as Guarantee Periods.  SBL currently offers Guarantee Periods of only one year.  Because SBL may, in its sole discretion, change the Current Interest Rate from time to time, Contract Value allocated or Transferred to the Fixed Account at one point in time may be subject to different Guarantee Periods.  When a Guarantee Period expires, a new Guarantee Period shall start for such Fixed Account Contract Value on the date that follows such expiration date. The Current Interest Rate applicable at that time will apply to your new Guarantee Period.

Guaranteed Minimum Interest Rate

The minimum rate of interest to be credited to Fixed Account Contract Value.  If the Fixed Account is available under your Contract, the Guaranteed Minimum Interest Rate is shown in the Contract Specifications.

Home Office

The administrative office of SBL, to which notices, requests and Purchase Payments must be sent unless you are notified otherwise.  The address of the Home Office is Security Benefit Life Insurance Company, One Security Benefit Place, Topeka, Kansas 66636-0001.

Joint Owner

The person, if any, who shares an undivided interest in the entire Contract with the Owner.  The Joint Owner, if any, as of the Contract Date is named in the Contract Specifications.

Minimum Account Balance

The Minimum Account Balance for your Contract is shown in the Contract Specifications

Non-Natural Person

Any group or entity that is not a living person, such as a trust or corporation.

Owner

The person(s) or Non-Natural Person (“you” and “your”) who has (have) all rights under this Contract.  The Owner(s) as of the Contract Date is (are) named in the Contract Specifications.

Premium Tax

A tax imposed by certain states and other jurisdictions when a Purchase Payment is made, when Annuity Payments begin, upon a Withdrawal, or upon payment of proceeds upon death.

Purchase Payment

Any amount Received by SBL from you or on your behalf and applied to this Contract.  Purchase Payments may be decreased by the assessment of a Premium Tax.  Purchase Payments may not be made after the Annuity Start Date.

Received By SBL or SBL Receives

Receipt by SBL in Good Order at its Home Office.

Required Minimum Distribution

A Required Minimum Distribution is any distribution that must be distributed to you or a plan participant pursuant to sections 401(a)(9), 403(b)(10), 408(b)(3) or 408A(c) of the Code.  Required Minimum Distributions are generally required to begin by April 1st of the year after a participant attains age 70½, or for some qualified plans, the year of retirement, if later.

Rider

Each rider selected by the Owner and effective under this Contract.  The Riders selected by the Owner and effective under this Contract as of the Contract Date are shown in the Contract Specifications.

SBL

Security Benefit Life Insurance Company.  Also referred to herein as “us” and “we.”

Separate Account

The segregated asset account of SBL shown in the Contract Specifications to which all Separate Account Contract Value is allocated.

Separate Account Contract Value

At a given time, the sum of the current value of the Accumulation Units allocated to the Subaccounts for this Contract.

Subaccounts

The Separate Account is divided into the Subaccounts.  The Subaccounts that are available as of the Contract Date are listed in the Contract Specifications.  Each Subaccount will invest all of its assets in the shares of a single mutual fund or other investment vehicle.

Systematic Withdrawals

Automatic periodic Withdrawals from Contract Value prior to the Annuity Start Date.

Transfer

A transfer of Contract Value allocated to an Account for the equivalent dollar amount of Contract Value of another Account.

Valuation Date

Each day the New York Stock Exchange or its successors (the “NYSE”) is open for business.  Each valuation date ends when the NYSE ends regular trading, which is usually 4:00 p.m. Eastern time.  However, when the NYSE closes early or closes due to any emergency or SEC order, the Valuation Date closes at the same time.

Valuation Period

A Valuation Period is the interval of time from one Valuation Date to the next Valuation Date.

Variable Annuity Payment

An Annuity Payment or any portion thereof that fluctuates based on the performance of one or more Subaccounts.

Withdrawal

A withdrawal of Contract Value in the dollar amount specified by the Owner.

Withdrawal Value

The Withdrawal Value is the amount available for Withdrawal.  The Withdrawal Value reflects a deduction for any Surrender Charge, Premium Taxes and pro-rata fees and charges.

GENERAL PROVISIONS

THE CONTRACT

The entire Contract between the Owner and SBL consists of this Contract, the attached Application and any amendments, endorsements or Riders to the Contract.  All statements made in the Application will, in the absence of fraud, as ruled by a court of competent jurisdiction, be deemed representations and not warranties.  SBL will use no statement made by or on behalf of the Owner to void this Contract unless it is in the written Application.  Any change in the Contract can be made only with the written consent of the President, a Vice President or the Secretary of SBL.

The Purchase Payment(s) and the Application must be acceptable to SBL under its rules and practices.  If they are not, SBL's liability shall be limited to a return of the Purchase Payment(s).

COMPLIANCE

This Contract was approved under the authority of the Interstate Insurance Product Regulation Commission (“IIPRC”) and issued under the IIPRC standards.  On the Contract Date, any term of the Contract that conflicts with IIPRC standards is hereby amended to conform to the IIPRC standards that apply on the Contract Date.

SBL reserves the right to make any change to the provisions of this Contract to comply with or give the Owner the benefit of any federal or state statute, rule or regulation.  This includes, but is not limited to, requirements for annuity contracts under the Code or the laws of any state.  SBL will provide the Owner with a copy of any such change and will also file such a change with the insurance regulatory officials of the state in which the Contract is delivered.  If required, SBL will also file the change with the IIPRC.

MISSTATEMENT OF AGE OR SEX

If the age or sex of the Annuitant has been misstated, payments shall be adjusted, when allowed by law, to the amount which would have been provided for the correct age or sex.  Proof of the age of an Annuitant may be required at any time, in a form suitable to SBL.  If payments have already commenced and the misstatement has caused an underpayment, the full amount due will be paid with the next scheduled payment.  If the misstatement has caused an overpayment, the full amount due will be deducted from one or more future payments.

Any overpayments/underpayments by SBL on account of misstatement of age or sex shall be charged/credited against the current or next succeeding payments to be made by SBL, with an applicable interest rate equal the Guaranteed Minimum Interest Rate, except that the applicable interest rate will not exceed 6%.

EVIDENCE OF SURVIVAL

Before SBL makes a payment, it has the right to require proof of the life or death of any person whose life or death determines whether, or to whom, or how much SBL must pay under this Contract.

INCONTESTABILITY

With respect to any statements, other than those relating to age and sex, required as a condition of issuing this Contract, this Contract shall be incontestable after it has been in force during the lifetime of the person, or of each of the persons, as to whom such statements are required for a period of two years from the Contract Date.

ASSIGNMENT

This Contract may not be assigned without SBL’s approval.  SBL may refuse, to the extent necessary to comply with any applicable laws, rules or regulations, any request to assign this Contract on a non-discriminatory basis only.  To apply for SBL’s approval of any assignment, you must provide a written request in Good Order to the Home Office specifying the terms of an assignment of this Contract.  Once SBL has accepted the written request, the assignment shall be effective on the date the notice of assignment is signed, unless you specify otherwise; provided, however, that until SBL Receives and approves the written request, SBL will not be required to take notice of or be responsible for any Transfer of interest in this Contract by assignment, agreement or otherwise.

SBL assumes no responsibility for the validity, legality or tax status of any assignment.  The assignment will be subject to any payment made or other action taken by SBL before the assignment is Received and accepted by SBL. Once filed, the rights of the Owner are subject to the assignment.  Any claim is subject to proof of interest of the assignee.  If the Contract has been absolutely assigned, the assignee becomes the Owner.

OWNERSHIP OF ASSETS

SBL is the sole owner of the assets held in the Accounts, including the Separate Account.  SBL has the sole right to control, manage or administer assets held in the Fixed Account.

SEPARATE ACCOUNT

The Separate Account is established and maintained by SBL under Kansas law.  The Separate Account is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, as a unit investment trust.  The Separate Account was established by SBL to support variable annuity contracts.  SBL owns the assets of the Separate Account and maintains them apart from the assets of the General Account and SBL’s other segregated asset accounts.  The assets held in the Separate Account equal to the reserves and other Contract liabilities with respect to the Separate Account may not be charged with liabilities arising from any other business SBL may conduct.  Income and realized and unrealized gains and losses from assets in the Separate Account are credited to, or charged against, the Separate Account without regard to the income, gains or losses from the General Account or SBL’s other segregated asset accounts.

The Separate Account is divided into the Subaccounts.  Income and realized and unrealized gains and losses from assets in each Subaccount are credited to, or charged against, the Subaccounts without regard to income, gains or losses in the other Subaccounts.  SBL has the right to transfer to the General Account any assets of the Separate Account that are in excess of the reserves and other Contract liabilities with respect to the Separate Account.  The value of the assets in the Separate Account is determined on each Valuation Date as of the end of each Valuation Date.

SUBACCOUNTS

The Separate Account is divided into Subaccounts, and each Subaccount invests all of its assets in the shares of a designated mutual fund or other investment vehicle.  Subject to the regulatory requirements then in force, SBL reserves the right to:

1.	change or add the designated mutual fund or other investment vehicle in which any Subaccount invests;

2.	add, remove or combine Subaccounts;

3.	close existing Subaccounts to allocations of Contract Value and/or Purchase Payments by current and/or new Contract Owners;

4.	add, delete or make substitutions of securities that are held or purchased by the Separate Account or any Subaccount (new or substitute securities may have different fees and expenses);

5.	operate the Separate Account as a management investment company under the Investment Company Act of 1940, as amended, or as any other form permitted by law;

6.	combine and/or transfer the assets of the Separate Account with and/or to other segregated asset accounts of SBL or an affiliate thereof;

7.	restrict or eliminate any voting rights of the Owner with respect to the Separate Account or other persons who have voting rights as to the Separate Account; and

8.	terminate and liquidate any Subaccount.

If any of these changes result in a material change to the Separate Account or a Subaccount, SBL will notify you of the change.  SBL will not change the investment policy of any Subaccount in any material respect without complying with the filing and other procedures of the insurance regulators of the state of issue.

TRANSFERS

The Owner may Transfer Contract Value among the Accounts upon written request in Good Order under methods allowed by SBL, subject to the following.

SBL reserves the right to:

1.   limit the amount that may be subject to Transfer without SBL’s approval;

2.   limit the number of Transfers per Contract Year; and

3.   suspend Transfers.

Transfers must be:

1.	at least equal to the “Minimum Dollar Limit Per Transfer” shown in the Contract Specifications; or

2.	if less, (i) the amount remaining in the Subaccount, or (ii) the amount of Fixed Account Contract Value, the Guarantee Period of which expires in the calendar month in which the Transfer is effected.

Contract Value may be transferred from the Fixed Account only:

1.   during the calendar month in which the applicable Guarantee Period expires;

2.   pursuant to an Automatic Transfer;

3.	upon your election of a Rider that prohibits you from allocating Contract Value or Purchase Payments to the Fixed Account

In the event of an Automatic Transfer, Transfers of Contract Value from the Fixed Account shall be made:

1.	first from Fixed Account Contract Value for which the Guarantee Period expires during the calendar month during which the Transfer is effected;

2.	then in the order that starts with Fixed Account Contract Value that has the longest amount of time remaining before its Guarantee Period expires; and

3.   ends with that which has the least amount of time remaining before its Guarantee Period expires.

SBL will effect a Transfer to or from a Subaccount on the basis of Accumulation Unit Value determined as of the end of the Valuation Period in which the Transfer request is Received by SBL.  SBL will effect a Transfer from the Fixed Account on the basis of Fixed Account Contract Value as of the end of the Valuation Period in which the Transfer request is Received by SBL. Transfers are effected as of the end of the Valuation Period in which all information required to make the Transfer is Received by SBL.

After the Annuity Start Date, you may Transfer Annuity Units only among the Subaccounts.

CLAIMS OF CREDITORS

The Contract Value and other benefits under this Contract are exempt from the claims of creditors to the extent allowed by law.

BASIS OF VALUES

A detailed statement showing how values are determined has been filed with the state insurance departments.  All values and reserves are at least equal to those required by the laws of the state in which this Contract is issued.

PARTICIPATION

This Contract is not participating.

STATEMENTS

At least once per year prior to the Annuity Start Date and without charge, SBL will send you a report that will show the status of your Contract and any other information required by law.  After the Annuity Start Date, SBL will send you any information required by law.

The report will provide you current information as of a date not more than four months prior to the date of mailing.  The report shall contain at least the following information:  (i) the beginning and end dates of the current report period; (ii) the Contract Value, if any, at the beginning of the current report period and at the end of the current report period; (iii) the amounts that have been credited or debited to the Contract Value during the current report period and identified by types (e.g., Purchase Payments, interest credits, fees and charges, partial withdrawal amounts); and (iv) the Withdrawal Value, if any, at the end of the current report period.

You may request additional status reports by contacting our Home Office.  SBL reserves the right to charge for each requested status report.

DELAY OF PAYMENT AND TRANSFERS

Generally, payments will be made within seven days that a request for payment is Received by SBL and in a form satisfactory to SBL.

SBL reserves the right to suspend a Transfer or delay payment of a Withdrawal from Separate Account Contract Value during any period:

1.	when the NYSE is closed; or

2.	when trading on the NYSE is restricted; or

3.	when an emergency exists as a result of which:

(a)	disposal of securities held in the Separate Account is not reasonably practicable; or

(b)	it is not reasonably practicable to fairly value the net assets of the Separate Account; or

4.	during any other period when the Securities and Exchange Commission, by order, so permits to protect owners of securities.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth above exist.  SBL may delay payments or Transfers from the Fixed Account (which would include payment of your Withdrawal proceeds and Transfers from the Fixed Account unless state law requires otherwise) for up to six months after the requested effective date of the transaction.  SBL will delay payments from the Fixed Account only after making written request and receiving written approval of the commissioner of the state in which this Contract is delivered.  If SBL delays a Transfer from the Fixed Account, SBL will disclose to the Owner the specific date on which the Transfer will be effective, the reason for the delay and the value of the transfer as of the date the request is Received by SBL.

Any amount delayed will, as long as it is held under the Fixed Account, continue to earn interest at the Current Rate then in effect until the applicable Guarantee Period in effect has ended, and not less than the Guaranteed Minimum Interest Rate on an annual basis thereafter.

LOANS

Loans are not available under the Contract.

OWNERSHIP, ANNUITANT AND BENEFICIARY PROVISIONS

OWNERSHIP

During the Owner’s lifetime, all rights and privileges under the Contract may be exercised only by the Owner.  If the purchaser names someone other than himself or herself as Owner, the purchaser has no rights in the Contract.  No Owner may be older than the “Maximum Owner Age” shown in the Contract Specifications as of the Contract Date.

JOINT OWNERSHIP

If there is a Joint Owner under the Contract, then the Owner and Joint Owner share an undivided interest in the entire Contract as joint tenants with rights of survivorship.  When an Owner and Joint Owner have been named, SBL will only honor requests for changes and the exercise of other Ownership rights made by both the Owner and Joint Owner.  When a Joint Owner is named, all references to “Owner” throughout this Contract should be construed to mean both the Owner and Joint Owner, except references to “Owner” under “Statements” and the “Death Benefit Provisions” of this Contract. The Joint Owner may not be older than the “Maximum Owner Age” shown in the Contract Specifications as of the Contract Date.

ANNUITANT

The Owner may change the Annuitant prior to the Annuity Start Date.  The request for this change must be made in writing and Received by SBL at least 30 days prior to the Annuity Start Date.  No Annuitant may be named who is older than the “Maximum Annuitant Age” shown in the Contract Specifications as of the Contract Date or as of the date the Owner changes the Annuitant.  When the Annuitant dies prior to the Annuity Start Date, the Owner must name a new Annuitant within 30 days or, if sooner, by the Annuity Start Date, except where the Owner is a Non-Natural Person.  If a new Annuitant is not named, the Owner becomes the Annuitant.

PRIMARY AND CONTINGENT BENEFICIARIES

The Owner may change any Beneficiary as described in “Ownership and Beneficiary Changes” below.  If the Primary Beneficiary dies prior to the Owner, the Contingent Beneficiary becomes the Primary Beneficiary.  Unless the Owner directs otherwise, when there are two or more Primary Beneficiaries, they will receive equal shares.

OWNERSHIP AND BENEFICIARY CHANGES

Subject to the terms of any existing assignment, you may name a new Owner, a new Primary Beneficiary or a new Contingent Beneficiary; provided that, you may not change or remove an irrevocable Beneficiary without obtaining his or her written consent in a form acceptable to SBL.  Any new choice of Owner, Primary Beneficiary or Contingent Beneficiary will revoke any prior choice.  Any change must be made in writing and recorded at the Home Office.  The change will become effective as of the date the written request is signed, whether or not the Owner is living at the time the change is recorded.  A new choice of Primary Beneficiary or Contingent Beneficiary will not apply to any payment made or action taken by SBL prior to the time it was recorded.  SBL may require the Contract be returned so these changes may be made.

PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENTS

This Contract will not be in force until SBL Receives the initial Purchase Payment at its Home Office.  You may make additional Purchase Payments at any time before the Annuity Start Date, while the Owner is living, and while this Contract is in force.  Purchase Payments are payable in U.S. dollars and checks should be made payable to SBL.

PURCHASE PAYMENT LIMITATIONS

The minimum initial Purchase Payment, and of each subsequent Purchase Payment, is shown in the Contract Specifications.  SBL reserves the right change these minimums.  Purchase Payments exceeding the “Maximum Total Purchase Payments” shown in the Contract Specifications will not be accepted without prior approval by SBL.

SBL will reject any Purchase Payment that does not satisfy the SBL’s requirements or does not comply with any state or federal regulatory requirements.

SBL reserves the right to limit subsequent Purchase Payments, including the rights to suspend or discontinue accepting Purchase Payments and limit the amount of Purchase Payments that can be made any time after the first Contract Year.

SBL will notify you of any material change it makes to its Purchase Payment limitations.

PURCHASE PAYMENT ALLOCATION

Purchase Payments are allocated in accordance with your allocation instructions in the Application or more recent allocation instructions.  You may change your allocation instructions by written notice to SBL.  Purchase Payments must be allocated among the Accounts.  The allocations may be a whole dollar amount or a whole percentage. The amount allocated to any Account may be no less than the “Minimum Account Allocation” shown in the Contract Specifications.

PLACE OF PAYMENT

All Purchase Payments under this Contract are to be paid to SBL at its Home Office.  Purchase Payments after the initial Purchase Payment are applied as of the end of the Valuation Period during which they are Received by SBL.

CONTRACT VALUE PROVISIONS

CONTRACT VALUE

Your Contract Value on any Valuation Date is the sum of:

 (1)       your Separate Account Contract Value on that date; and, if applicable

 (2)       your Fixed Account Contract Value on that date.

At any time, SBL reserves the right to terminate the Contract and pay the Owner the Contract Value, if a Withdrawal and/or market performance reduces Contract Value below the Minimum Account Balance shown in the Contract Specifications.

FIXED ACCOUNT CONTRACT VALUE

This provision is applicable only if the Fixed Account is available under your Contract. The availability of the Fixed Account is indicated in the Contract Specifications.

At a given time, Fixed Account Contract Value is the portion of your Contract Value allocated to the Fixed Account.  On each Valuation Date, SBL calculates your Fixed Account Contract Value.  Your Fixed Account Contract Value will equal the amount of the initial Purchase Payment allocated under the Contract to the Fixed Account,

PLUS:

(1)	any other Purchase Payments allocated under the Contract to the Fixed Account;

(2)	any Transfers from the Separate Account to the Fixed Account; and

(3)	any interest credited to the Fixed Account.

LESS:

(1)	any Withdrawals, including any applicable Surrender Charge, Premium Taxes and pro-rata fees and charges, deducted from the Fixed Account;

(2)	any Transfers from the Fixed Account to the Separate Account;

(3)	any amount applied as Annuity Start Amount; and

(4)	any Premium Taxes and pro-rata fees and charges.

FIXED ACCOUNT INTEREST CREDITING

This provision is applicable only if the Fixed Account is available under your Contract. The availability of the Fixed Account is indicated in the Contract Specifications.

SBL shall credit interest at the Current Interest Rate on Fixed Account Contract Value on a daily basis.  The Current Interest Rate will be credited from the Valuation Date on which a Purchase Payment or Contract Value Transfer is applied to the earlier of end of the Guaranteed Period, the date of Withdrawal, Transfer, the deduction of charges or fees or the application as Annuity Start Amount.  The Current Interest Rate will be at least equal to the Guaranteed Minimum Interest Rate shown in the Contract Specifications.  SBL may in its sole judgment declare Current Interest Rates in excess of the Guaranteed Minimum Interest Rate.

The Current Interest Rate is fixed for rolling periods of one or more years, referred to as Guarantee Periods.  SBL may offer Guarantee Periods of different durations.  The Guarantee Period that applies to any Contract Value allocated to the Fixed Account:

       (1)       starts on the date that such Contract Value is allocated to the Fixed Account pursuant to:

                  (a)            an allocation of a Purchase Payment; or

                  (b)            a Transfer to the Fixed Account; and

       (2)       ends on the last day of the same month in the year in which the Guarantee Period expires.

Fixed Account Contract Value shall earn interest during each Guarantee Period at the Current Interest Rate effective on the first day of the Guarantee Period.  When any Guarantee Period expires, a new Guarantee Period shall start for such Contract Value on the date that follows such expiration date.

SBL may credit interest on Contract Value that was allocated or Transferred to the Fixed Account during one period at a different rate than amounts allocated or Transferred to the Fixed Account in another period.  Also, SBL may credit interest on Fixed Account Contract Value at different rates based upon the length of the Guarantee Period.  Therefore, at any time, portions of Fixed Account Contract Value may be earning interest at different Current Interest Rates based upon the period during which such portions were allocated or Transferred to the Fixed Account and the length of the Guarantee Period.

SEPARATE ACCOUNT CONTRACT VALUE

On any Valuation Date, your Separate Account Contract Value is the sum of the then current value of the Accumulation Units allocated to each Subaccount for this Contract, less any Premium Taxes and pro-rata fees and charges.  For example, assuming no reductions for Premium Taxes or pro-rata fees and charges, if 100 Accumulation Units were allocated to each of the hypothetical “Fund A” and “Fund B” Subaccounts below as of June 1, Separate Account Contract Value as of that date would be determined as follows:

Hypothetical Subaccount	Number of Accumulation Units	Accumulation Unit Value as of June 1	Subaccount Value
Fund A	100	$10	$1,000
Fund B	100	$12	$1,200
Separate Account Contract Value as of June 1			$2,200

ACCUMULATION UNIT VALUE

The initial Accumulation Unit Value for each Subaccount was set by SBL.  The Accumulation Unit Value for any subsequent Valuation Date is equal to (1) times (2) where:

(1)	is the Accumulation Unit Value determined on the immediately preceding Valuation Date; and

(2)	is the Net Investment Factor as of the Valuation Date with respect to which Accumulation Unit Value is being determined.

The process for determining the Net Investment Factor is described in “Net Investment Factor” below.

NET INVESTMENT FACTOR

The Net Investment Factor for any Subaccount as of the end of any Valuation Period is determined by dividing (1) by (2) and subtracting (3) from the result, where:

(1)	is:

(a)	the net asset value per share of the Subaccount’s underlying mutual fund or other investment vehicle, found as of the end of the current Valuation Period; plus

(b)
the per share amount of any dividend or capital gain distributions paid by the Subaccount's underlying mutual fund or other investment vehicle that is not included in the net asset value per share; plus or minus

(c)
a per share charge or credit for any taxes reserved for, which SBL deems to have resulted from the operation of the Separate Account or the Subaccounts; operations of SBL with respect to the Contract; or the payment of premiums or acquisition costs under the Contract;

(2)	is the net asset value per share of the Subaccount's underlying mutual fund or other investment vehicle as of the end of the prior Valuation Period; and

(3)	is a factor which is deducted from the Subaccount representing the Mortality and Expense Risk Charge and the Administration Charge for the Valuation Period.

The Accumulation Unit Value may increase or decrease from one Valuation Period to the next.

DETERMINING ACCUMULATION UNITS

The number of Accumulation Units allocated to or deducted from a Subaccount under this Contract is found by dividing:

 (1)       the amount allocated to, or deducted from, the Subaccount; by

 (2)       the Accumulation Unit Value for the Subaccount as of the end of the Valuation Period during which the amount is allocated or deducted under the Contract.

The number of Accumulation Units allocated to a Subaccount under the Contract will not change as a result of investment experience.  Events that change the number of Accumulation Units are:

1.	Purchase Payments that are applied to the Subaccount;

2.	Contract Value that is Transferred into or out of the Subaccount;

3.	Withdrawals and any applicable Surrender Charge, Premium Taxes and pro-rata fees and charges that are deducted from the Subaccount;

4.	Annuity Start Amount applied from the Subaccount to one of the Annuity Options; and

5.	The deduction of any Premium tax and Contract Fee or Rider charges from the Subaccount.

CHARGES, EXPENSES AND DEDUCTIONS

SURRENDER CHARGE

Each Purchase Payment may be subject to a Surrender Charge in the event you make a Withdrawal, depending on the length of time the Purchase Payment has been allocated to your Contract and the amount of the Withdrawal.  SBL does not apply a Surrender Charge on:

•	Free Withdrawals;
•	Purchase Payments that are subject to a 0% Surrender Charge under your Surrender Charge schedule;
•	The Annuity Start Amount; or
•	Death Benefit proceeds.

The Surrender Charge schedule applicable to your Contract is shown in the Contract Specifications. The amount of the Surrender Charge depends on how long each Purchase Payment is held under the Contract.  Each Purchase Payment you make is considered to have a certain “age,” depending on the length of time since that Purchase Payment was effective.  A Purchase Payment is “age one” in the year beginning on the date the Purchase Payment is Received by SBL and increases in age each year thereafter.  When you withdraw an amount, the “age” of any Purchase Payment you withdraw determines the level(s) of Surrender Charge(s) as shown in the Contract Specifications.  For the purpose of calculating a Surrender Charge, SBL assumes that Withdrawal amounts will be applied to Purchase Payments first in the order Purchase Payments were received.  The Surrender Charge will be deducted proportionately from each Account selected for Withdrawal.  The Surrender Charge schedule applicable your Contract is guaranteed to not change.

MORTALITY AND EXPENSE RISK CHARGE

SBL deducts an annual Mortality and Expense Risk Charge to compensate SBL for assuming the mortality and expense risks under this Contract.  The Mortality and Expense Risk Charge is deducted as a percentage of the Separate Accounts’ average daily net assets of the Subaccounts.  The Mortality and Expense Risk Charge will not increase after your Contract Date prior to Annuity Start Date.  The Mortality and Expense Risk Charge may increase upon your Annuity Start Date, but will not increase thereafter.  Your Mortality and Expense Risk Charges prior to and after the Annuity Start Date are shown in the Contract Specifications.

ADMINISTRATION CHARGE

SBL deducts an annual Administration Charge to compensate SBL for the administering the Contract and the Separate Account.  The Administration Charge is deducted as a percentage of the Separate Accounts’ average daily net assets. The Administration Charge will not increase after the Contract has been issued. Your Administration Charge is shown in the Contract Specifications.

CONTRACT FEE

SBL may deduct an annual Contract Fee from your Contract Value to reimburse SBL for expenses relating to maintenance of the Contract.  The Contract Fee is deducted on a quarterly basis.  SBL will waive the Contract Fee if your Contract Value at that time is at least the waiver threshold amount shown in the Contract Specifications.  The Contract Fee will not increase after the Contract has been issued.  Your Contract Fee is shown in the Contract Specifications.

If your Contract is terminated for any reason, SBL will deduct a pro-rata Contract Fee based on the ratio of (a) total calendar days elapsed since the last Contract Quarter, and (b) total calendar days in the Contract Quarter.

RIDER CHARGES

SBL will deduct any charges associated with the Riders shown in the Contract Specifications from your Contract Value.  Rider Charges are deducted on a quarterly basis.  The amount of Rider Charges is based upon the Riders selected by the Owner in the Application or any time after the Contract Date.  For more information about particular Rider Charges, please see the applicable Rider(s).

If your Contract is terminated for any reason, including a full Withdrawal, payment of death benefit or annuitization, SBL will deduct a pro-rata Rider Charge based on the ratio of (a) total calendar days elapsed since the last Contract Quarter, and (b) total calendar days in the Contract Quarter.

PREMIUM TAX

SBL reserves the right to make a deduction from Contract Value for Premium Taxes when they are due or any time thereafter.  SBL will allocate the Premium Tax to the Accounts in the same proportion that Contract Value is allocated among the Accounts.

MUTUAL FUND EXPENSES

Each Subaccount invests in shares of a mutual fund or other investment vehicle.  The net asset value per share of each underlying fund reflects the deduction of any investment advisory and administration fees and other expenses of the fund.  These fees and expenses are not deducted from the assets of a Subaccount, but are paid by the underlying funds.  The Owner indirectly bears a pro-rata share of such fees and expenses.  An underlying fund's fees and expenses are not specified or fixed under the terms of this Contract.

WITHDRAWAL PROVISIONS

WITHDRAWALS

A full or partial Withdrawal of Separate Account Contract Value is allowed at any time prior to the Annuity Start Date while the Owner is living.  Withdrawals will be effected as of the end of the Valuation Period in which the Withdrawal request is Received by SBL, and payment will be made within the time frame required by applicable law.  Withdrawals normally will be effective as of the close of the Valuation Period during which SBL Receives your request in Good Order.  Any Withdrawal will reduce Contract Value by the amount of the Withdrawal, including any applicable Surrender Charge, pro-rata fees and charges and Premium Taxes.

Upon the Owner’s request for a full Withdrawal, SBL will pay the Withdrawal Value in a lump sum, and the Contract will terminate. The Withdrawal Value reflects any Premium Taxes and pro-rata fees and charges.  If you make a full withdrawal, SBL requires return of your Contract or a signed Lost Contract Affidavit with your proper request.

All Withdrawals must meet the following conditions:

1.	The request for Withdrawal must be Received by SBL in writing or under other methods allowed by SBL, if any;

2.	The Owner must apply prior to the Annuity Start Date while this Contract is in force; and

3.	The amount withdrawn must be at least equal to the “Minimum Partial Withdrawal” amount in the Contract Specifications, except upon a full Withdrawal.

FREE WITHDRAWALS

During a Contract Year, you may make Free Withdrawals, which are Partial Withdrawals that are not subject to a Surrender Charge.  The amount of Free Withdrawals available in any Contract Year is determined as follows.  In the first Contract Year, the Free Withdrawal amount is equal to:

(1)	Cumulative Purchase Payments received by SBL, net of any Premium Taxes; multiplied by

(2)	10%; minus

(3)	Any Free Withdrawals made during the Contract Year.

The amount of Free Withdrawals in subsequent Contract Years is equal to:

(1)	Contract Value as of the first day of the current Contract Year; multiplied by

(2)	10%; minus

(3)	Any Free Withdrawals made during the Contract Year.

Unused Free Withdrawal amounts are not carried from one Contract Year to the next.  Free Withdrawals do not reduce Purchase Payments for purposes of calculating the Surrender Charge on future Withdrawals.

PARTIAL WITHDRAWALS

A partial Withdrawal request must state the allocations for deducting the Withdrawal from each Account.  If no allocation is specified, SBL will deduct the Withdrawal from the Accounts in the same proportion that Contract Value is allocated among the Accounts.  If your partial Withdrawal causes your Contract Value to be less than the Minimum Account Balance immediately after the Withdrawal, SBL may terminate your Contract and send you the Withdrawal proceeds along with your remaining Contract Value, if any, less any applicable Surrender Charge, pro-rata fees and charges and Premium Taxes.

SYSTEMATIC WITHDRAWALS

Systematic Withdrawals are automatic periodic Withdrawals from Contract Value in substantially equal amounts prior to the Annuity Start Date.  To start Systematic Withdrawals, you must make the request in writing, stating the type of payment, its frequency and allocations for such Withdrawals.  If no allocation is specified, SBL will deduct Systematic Withdrawals from the Accounts in the same proportion that Contract Value is allocated among the Accounts.

The type of payment may be:

1.	in a fixed amount;

2.	for a specified period;

3.	a specified percentage;

4.	earnings only; or

5.	based upon the life expectancy of the Owner or the Owner and a Beneficiary.

The payment frequency may be:

1.	monthly;

2.	quarterly;

3.	semiannually; or

4.	annually.

Each Systematic Withdrawal must be at least equal to the “Minimum Systematic Withdrawal Amount” shown in the Contract Specifications.  You may stop or change Systematic Withdrawals upon proper written request Received by SBL at least 30 days in advance of the requested date of termination or change.  SBL reserves the right to stop, modify or suspend Systematic Withdrawals at any time.

WITHDRAWAL VALUE

The Withdrawal Value is the amount available for Withdrawal.  The Withdrawal Value as of the close of any Valuation Date is the Contract Value less:

(1)	any Surrender Charge;

(2)	any pro-rata fees and charges; and

(3)	any Premium Taxes due or paid by SBL.

DEATH BENEFIT PROVISIONS

DEATH BENEFIT

A Death Benefit will be paid upon the death of the Owner, or upon the death of the Annuitant if the Owner is a Non-Natural Person, prior to the Annuity Start Date while this Contract is in force.  The Death Benefit will be paid to each Designated Beneficiary when due Proof of Death and instructions regarding payment are Received by SBL.

IRA Contracts Only.  If your Contract is an IRA Contract, as noted in the Contract Specifications, the death benefit is eligible to be paid upon death of the Owner or of the Annuitant/Joint Annuitant, if the Owner’s spouse is the Annuitant or Joint Annuitant named in the Contract Specifications.

The Death Benefit is equal to the Contract Value as of the date Proof of Death and instructions regarding payment are Received by SBL, less any pro-rata fees and charges and Premium Taxes.

If a lump sum payment is requested, the payment will be made in accordance with any laws and regulations that govern the payment of Death Benefits.

PROOF OF DEATH

Any of the following will serve as Proof of Death of the Owner:

1.	Certified copy of the death certificate;

2.	Certified decree of a court of competent jurisdiction as to the finding of death;

3.	Written statement by a medical doctor who attended the deceased Owner; or

4.	Any proof accepted by SBL.

DISTRIBUTION RULES

In the event of an Owner’s death prior to the Annuity Start Date, the entire Death Benefit shall be paid within 5 years after the death of the Owner, except as provided below.  In the event that the Beneficiary elects an Annuity Option, the length of time for payment of the benefit may be longer than 5 years if:

1.	The Designated Beneficiary is a natural person;

2.	The Death Benefit is paid out under one of Annuity Options;

3.	Payments are made over a period that does not exceed the life or life expectancy of the Beneficiary; and

4.	Payments begin within one year of the death of the Owner.

If the deceased Owner’s spouse is the sole Designated Beneficiary, the spouse may elect to become the sole Owner of the Contract.  He or she may elect to:

1.	Keep the Contract in force until the sooner of the spouse’s death or the Annuity Start Date; or

2.	Receive the Death Benefit.

If any Owner dies on or after the Annuity Start Date, Annuity Payments shall continue to be paid at least as rapidly as under the method of payment being used as of the date of the Owner’s death.

If the Owner is a Non-Natural Person, the distribution rules set forth above apply in the event of the death of, or change in, the Annuitant.  This Contract is deemed to include any provision of section 72(s) of the Code, or any successor provision.  This Contract is also deemed to include any other provision of the Code deemed necessary by SBL in its sole judgment, to qualify this Contract as an annuity.  The application of the distribution rules will be made in accordance with Code section 72(s), or any successor provision, as interpreted by SBL in its sole judgment.

The foregoing distribution rules do not apply to a Contract, which is:

1.	Provided under a plan described in Code section 401(a) or 403(b);

2.	An individual retirement annuity or provided under an individual retirement account or annuity; or

3.	Otherwise exempt from the Code section 72(s) distribution rules.

ANNUITY BENEFIT PROVISIONS

ANNUITY START DATE

The Annuity Start Date is the date on which the first Annuity Payment is computed under one of the Annuity Options.  The Annuity Start Date shall not precede the ”Earliest Annuity Start Date” shown in the Contract Specifications.  The Owner may elect the Annuity Start Date at the time of Application.  If no Annuity Start Date is selected, SBL will use the later of the:

 (1)          Latest Annuity Start Date Annuitant’s Birthday; or

 (2)          Latest Annuity Start Date Contract Anniversary.

The Annuity Start Date elected by the Owner must be prior to the later of the Latest Annuity Start Date Annuitant’s Birthday or the Latest Annuity Start Date Contract Anniversary.

CHANGE OF ANNUITY START DATE

The Owner may change the Annuity Start Date.  A request for the change must be made in writing.  The written request must be Received by SBL at least 30 days prior to the new Annuity Start Date as well as 30 days prior to the previous Annuity Start Date.

ANNUITY OPTIONS

The Contract provides for Annuity Payments to be made under one of six Annuity Options.  Options 1 through 4 and 6 generally provide for payments to be made during the life of the Annuitant or Joint Annuitants.  Under Annuity Option 5, Annuity Payments are made to the Annuitant and in the event of the Annuitant’s death, to the Designated Beneficiary.

Each Annuity Option is available as either a Fixed Annuity or Variable Annuity or a combination thereof.  The Annuity Options are shown below.

Unless otherwise provided by the Code, the default Annuity Option under the Contract is Annuity Option [2] with a fixed annuity period of 10 years.  The Owner may select a different Annuity Option on the Contract Date or any time prior to the Annuity Start Date.  In addition, prior to the Annuity Start Date, the Owner may change the Annuity Option selected.  The Owner must request the change in writing, and this request must be Received by SBL at least 30 days prior to the Annuity Start Date.  The Annuity Option under the Contract as of the Contract Date is shown in the Contract Specifications.

OPTION 1	LIFE INCOME OPTION: This option provides Annuity Payments for the life of the Annuitant. Upon the Annuitant’s death, no further Annuity Payments will be made.

OPTION 2
LIFE INCOME WITH PERIOD CERTAIN OPTION: This option provides Annuity Payments for the life of the Annuitant.  A fixed period of 5, 10, 15 or 20 years may be chosen.  Annuity Payments will be made to the end of this period even if the Annuitant dies prior to the end of the period.  If the Annuitant dies before receiving all of the Annuity Payments during the fixed period, the remaining Annuity Payments will be made to the Designated Beneficiary.  Upon the Annuitant’s death after the period certain, no further Annuity Payments will be made.

OPTION 3
LIFE INCOME WITH INSTALLMENT OR UNIT REFUND OPTION:  This option provides Annuity Payments for the life of the Annuitant, with a period certain determined by dividing the Annuity Start Amount by the amount of the first Annuity Payment.  A fixed number of Annuity Payments will be made even if the Annuitant dies.  If the Annuitant dies before receiving the fixed number of Annuity Payments, any remaining Annuity Payments will be made to the Designated Beneficiary.  If the Annuitant dies after receiving the fixed number of Annuity Payments, no further Annuity Payments will be made.

OPTION 4
JOINT AND LAST SURVIVOR OPTION:  This option provides Annuity Payments for the lives of the Annuitant and Joint Annuitant.  Annuity Payments will be made as long as either is living.  Upon the death of one Annuitant, Annuity Payments continue to the surviving Joint Annuitant at the same or a reduced level of 75%, 66 2/3% or 50% of Annuity Payments, as elected by the Owner.  With respect to Fixed Annuity Payments, the amount of the Annuity Payment, and with respect to Variable Annuity Payments, the number of Annuity Units used to determine the Annuity Payment, is reduced as of the first Annuity Payment following the Annuitant’s death.  In the event of the death of one Annuitant, the surviving Joint Annuitant has the right to exercise all rights under the Contract.  Upon the death of the last Annuitant, no further Annuity Payments will be made.

OPTION 5
PERIOD CERTAIN OPTION:  This option provides Annuity Payments for a fixed period of 10, 15 or 20 years.  Annuity Payments will be made until the end of this period.  If the Annuitant dies prior to the end of the period, the remaining Annuity Payments will be made to the Designated Beneficiary.

OPTION 6
JOINT AND CONTINGENT SURVIVOR OPTION:  This option provides Annuity Payments for the life of the primary Annuitant.  Annuity Payments will be made to the primary Annuitant as long as he or she is living.  Upon the death of the primary Annuitant, Annuity Payments will be made to the contingent Annuitant as long as he or she is living.  If the contingent Annuitant is not living upon the death of the primary Annuitant, no further payments will be made.

ANNUITY START AMOUNT

The Annuity Start Amount is the amount applied to an Annuity Option on the Annuity Start Date.  Any Annuity Start Amount allocated to the Fixed Account is applied to purchase a Fixed Annuity and that allocated to the Subaccounts is applied to purchase a Variable Annuity.  The Annuity Start Amount is divided by $1,000, and the result is multiplied by the applicable amount in the Annuity Tables to determine the minimum guaranteed monthly Annuity Payment with respect to a Fixed Annuity or the first monthly Annuity Payment with respect to a Variable Annuity. The Annuity Start Amount is your Contract Value reduced by any Premium Taxes and pro-rata fees and charges.

FIXED ANNUITY PAYMENTS

With respect to Fixed Annuity Payments, the amount set forth in the Annuity Tables as adjusted for the rate of interest credited by SBL, is the amount of each monthly Annuity Payment for each Annuity Option.

VARIABLE ANNUITY PAYMENTS

With respect to Variable Annuity Payments, the amount set forth in the Annuity Tables, as adjusted for the Assumed Interest Rate, is the amount of the first monthly Annuity Payment for each Annuity Option.  The amount of each Annuity Payment after the first for these options is computed by means of Annuity Units.  Variable Annuity Payments will fluctuate with the performance of the Subaccount(s).

ANNUITY TABLES

The amounts set forth in the Annuity Tables for Annuity Options 1 through 4 and 6 depend on the sex (unless unisex rates apply) and age of the Annuitant or the Joint Annuitants on the Annuity Start Date.  The Annuity Tables are modified to reflect:

       (1)          the Assumed Interest Rate for Variable Annuity Payments; or

 (2)          the rate of interest in effect on the Annuity Start Date for Fixed Annuity Payments.

The rate of interest for Fixed Annuity Payments is guaranteed not to be less than the Guaranteed Minimum Interest Rate.  The Annuity Tables contain the amount of monthly Annuity Payment per $1,000 of Annuity Start Amount.  The Annuity Tables state values for the exact ages shown. The values will be interpolated based on the exact age(s) of the Annuitant or Joint Annuitants on the Annuity Start Date.  The basis of the Annuity Tables for Options 1 through 4 and 6 and the Assumed Interest Rate are set forth in the Contract Specifications.  The annuity rate offered will not be less favorable than the rate SBL offers at that time on any new single premium immediate annuity contract at purchase rates offered to the same class of annuitants.  The Annuity Table for Option 5 is determined without reference to the age or sex of the Annuitant and is based upon the Assumed Interest Rate for Variable Annuity Payments or the Guaranteed Minimum Interest Rate for Fixed Annuity Payments.  The Annuity Tables are used in accordance with generally accepted actuarial principles.

ANNUITY PAYMENTS

No Annuity Option can be selected that requires SBL to make Annuity Payments less than the Minimum Systematic Withdrawal amount set forth in the Contract Specifications.  Each Annuity Option allows for making Annuity Payments annually, semiannually, quarterly or monthly.  Annuity Payments due on a date other than a Valuation Date are paid as of the end of the next following Valuation Date.

ANNUITY UNITS

On the Annuity Start Date, the amount of the first Variable Annuity Payment is divided by the Annuity Unit Value as of that date to determine the number of Annuity Units to be used in calculating subsequent Annuity Payments.  If the Annuity Start Amount was allocated to more than one Subaccount, the first Variable Annuity Payment will be allocated to each Subaccount in the percentage corresponding to the allocation of the Annuity Start Amount.  The number of Annuity Units for each Subaccount is then found by dividing the amount of the first Variable Annuity Payment allocated to that Subaccount by the Annuity Unit Value for the Subaccount on the Annuity Start Date. The number of Annuity Units for the Subaccount then remains constant, unless a Transfer of Annuity Units is made.  After the first Variable Annuity Payment, the dollar amount of each subsequent Annuity Payment is equal to the sum of the payment amount determined for each Subaccount.  The payment amount for each Subaccount is equal to the number of Annuity Units allocated to that Subaccount multiplied by the Annuity Unit Value as of the date of the Annuity Payment.

A hypothetical example of an initial Variable Annuity Payment calculation is as follows:

Annuity Start Amount = $100,000	$100,000	= 100
	$1,000
Hypothetical amount determined under Option 1	$4.00

First Variable Annuity Payment	100 x $4.00	= $400

Hypothetical Subaccount	Annuity Start Amount Allocation	First Variable Annuity Payment Allocation		Annuity Unit Value on Annuity Start Date		Number of Annuity Units Used to Determine Subsequent Payments

Fund A	50%	$200.00	÷	$1.51	=	132.4503
Fund B	50%	$200.00	÷	$1.02	=	196.0784

A hypothetical example of a subsequent Variable Annuity Payment calculation using the assumptions above is as follows:

Hypothetical Subaccount	Annuity Units		Annuity Unit Value on Date of Subsequent Payment		New Annuity Payment Amount

Fund A	132.4503	x	$1.60	=	$211.92
Fund B	196.0784	x	$1.10	=	$215.69
					$427.61

ANNUITY UNIT VALUE

The Annuity Unit Value for each Subaccount was first set by SBL.  The Annuity Unit Value for any subsequent Valuation Date is equal to (a) times (b) times (c), where:

(a)	is the Annuity Unit Value on the immediately preceding Valuation Date;

(b)	is the Net Investment Factor for the day; and

(c)	is a factor used to adjust for the Assumed Interest Rate set forth on the Contract Specifications which is used to determine Variable Annuity Payment amounts.

ALTERNATE ANNUITY OPTION RATES

SBL may, at the time of election of an Annuity Option, offer more favorable rates in lieu of the guaranteed rates shown in the Annuity Tables.

A BRIEF DESCRIPTION OF THIS CONTRACT

This is a FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT.

*	INVESTMENT EXPERIENCE IS REFLECTED IN BENEFITS

*	VARIABLE AND FIXED BENEFIT ACCUMULATION; VARIABLE AND FIXED ANNUITY PAYMENTS

*	DEATH BENEFIT PROCEEDS ARE PAYABLE BEFORE THE ANNUITY START DATE

*	THIS CONTRACT IS NON-PARTICIPATING

*	BENEFITS WAIVING SURRENDER CHARGES IN CERTAIN CIRCUMSTANCES AVAILABLE

Benefits and values provided by this Contract may be on a variable basis.  Amounts directed into one or more of the Subaccounts will reflect the investment experience of those Subaccounts. These amounts may increase or decrease and are not guaranteed as to dollar amount. (See "Contract Value and Expense Provisions" and "Annuity Payment Provisions" for details.)

Security Benefit Life Insurance Company One Security Benefit Place, Topeka, KS 66636-0001 1-800-888-2461 Telephone Number of State Insurance Department Where Contract is Issued: [ ]